Exhibit 4.8

Working Capital Loan Contract

Borrower: Jiangxi Universe Pharmaceuticals Trade Co., Ltd.

Lender: Jingkai Sub-branch, Ji’an Luling Rural Commercial Bank Co., Ltd.

Special Reminder: To protect the legitimate rights and interests of the borrower, the lender specially reminds the borrower to pay full attention to all clauses concerning the rights and obligations of both parties, especially the bolded parts. If the borrower has any objections, it shall raise them to the lender. If there are no objections, after being signed by both parties, all clauses of this Contract are the true expressions of the intentions of both parties, have legal binding force, and are protected by law.

The borrower and the lender, in accordance with the relevant laws, regulations of the People’s Republic of China and other relevant provisions, and regarding the lender’s issuance of a working capital loan to the borrower, have reached an agreement through negotiation, formulated this Contract, and shall jointly abide by it.

Chapter 1 Concluded Clauses

Article 1 Loan Amount and Currency

●	RMB loan amount: (In words) Five Million Yuan Only; (In figures) 5,000,000.

●	This is a non-revolving loan limit.

Article 2 Loan Term

●	The valid use period of the loan under this Contract is 12 months, from May 16, 2025 to May 15, 2026.

●	If the loan amount under this Contract is a non-revolving limit, the loan term is consistent with the valid use period of the loan agreed in this Contract. The specific loan term shall be subject to the term recorded in the loan voucher.

●	If the borrower commits any of the default acts listed in Article 19 of this Contract, the borrower agrees that the lender may recover the loan in advance, and the date on which the lender declares the early recovery of the loan shall be the maturity date of the loan.

Article 3 Purpose of the Loan

●	Purpose of the loan: Purchase of medical equipment.

●	Without the written consent of the lender, the borrower shall not change the purpose of the loan or misappropriate the loan for other purposes. The lender has the right to supervise the use of the loan.

Article 4 Loan Interest Rate and Interest Calculation and Settlement

1.	Loan Interest Rate

The loan interest rate is calculated using the simple interest method and determined in accordance with the following Method (1):

●	(1) Fixed interest rate: The annual interest rate is 3.65%.

Based on the 1-year Loan Prime Rate (LPR) released most recently on the working day before the signing date of this Contract ☐ the withdrawal date, add 55 basis points (1bp = 0.01%), with an annual interest rate of 3.65%. The interest rate remains unchanged during the loan term.

●	(2) Floating interest rate:

The annual interest rate is determined by adding/subtracting [   ] basis points to/from the 1-year Loan Prime Rate (LPR) released most recently on the working day before the withdrawal date. The number of basis points to be added or subtracted remains unchanged during the valid period of this Contract. If the Loan Prime Rate (LPR) is adjusted, the method for determining the loan interest rate shall be handled in accordance with the following Method [   ], and the lender shall not notify the borrower separately:

①	Annual adjustment: Starting from January 1 of the following year, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the newly released LPR;

②	Anniversary adjustment: On the corresponding date of the same year and month, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the newly released LPR;

③	Quarterly adjustment (1): On the corresponding date of the first month of each quarter, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the newly released LPR;

④	Quarterly adjustment (2): On the 1st day of the first month of each quarter, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the newly released LPR;

⑤	Monthly adjustment (1): On the corresponding date of each month, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the newly released LPR (if there is no corresponding date in the adjustment month, the last day of the month shall be the corresponding date);

⑥	Monthly adjustment (2): On the 1st day of each month, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the newly released LPR;

⑦	Immediate adjustment: Starting from the day after the new LPR is released, the interest rate shall be implemented by adding/subtracting the agreed basis points to/from the new LPR.

●	(3) Other methods: [No content specified]

●	If the borrower chooses the “(2) Floating interest rate” method, in case the Loan Prime Rate (LPR) increases, the monthly repayment amount of the borrower will increase. If the borrower still repays according to the repayment amount before the adjustment, the monthly repayment amount will be insufficient, resulting in penalty interest and compound interest, and affecting the borrower’s credit record.

2.	Interest Settlement Method

The borrower settles interest in accordance with the following Method (2):

●	(1) Quarterly interest settlement: The 20th day of the last month of each quarter is the interest settlement date, and the 21st day is the interest payment date.

●	(2) Monthly interest settlement: The 20th day of each month is the interest settlement date, and the 21st day is the interest payment date.

●	(3) Other methods: [No content specified]

●	If the final repayment date of the loan principal is not an interest payment date, the final repayment date of the loan principal shall be the interest payment date, and the borrower shall pay off all accrued interest.

3.	Penalty Interest Rate

●	(1) If the borrower fails to repay the loan within the agreed term, interest on the overdue part shall be calculated at the overdue loan penalty interest rate from the date of overdue until the principal and interest are repaid in full;

●	(2) If the borrower fails to use the loan for the agreed purpose, interest on the misappropriated part shall be calculated at the misappropriated loan penalty interest rate from the date of misappropriation until the principal and interest are repaid in full;

●	(3) For loans that are both overdue and misappropriated, interest shall be calculated at the misappropriated loan penalty interest rate;

●	(4) For the interest and penalty interest that the borrower fails to pay on time, compound interest shall be calculated at the penalty interest rate agreed in this paragraph in accordance with the interest settlement method agreed in Paragraph 2 of this Article;

●	(5) When calculating penalty interest and compound interest, if the loan interest rate agreed in the Contract is adjusted, the penalty interest and compound interest shall be calculated at the adjusted interest rate from the adjustment date;

●	(6) Penalty interest rate:

The overdue loan penalty interest rate is 30% higher than the loan interest rate agreed in Paragraph 1 of this Article; the misappropriated loan penalty interest rate is 50% higher than the loan interest rate agreed in Paragraph 1 of this Article.

Article 5 Loan Issuance and Repayment Account

The borrower opens the following account with the lender as the loan issuance and repayment account. The issuance, payment, and repayment of the loan shall be handled through this account:

●	Issuing Bank: Ji’an Rural Commercial Bank Co., Ltd. Jingkai Sub-branch

●	Account Name: Jiangxi Daziran Pharmaceutical Trade Co., Ltd.

●	Account Number:

Article 6 Repayment

Unless otherwise agreed by both parties, the borrower shall repay the loan under this Contract in accordance with the following Repayment Plan [   ]:

1.	Repay all the loans under this Contract on the maturity date of the loan term.

2.	Repay the loans under this Contract in accordance with the following repayment plan:

Repayment Time	Repayment Amount
1.	[No content specified]
2.	[No content specified]
3.	[No content specified]
4.	[No content specified]
5.	[No content specified]
6.	[No content specified]
7.	[No content specified]
8.	[No content specified]

3.	Other repayment plans: [No content specified]

4.	If the borrower intends to repay the loan in advance, it shall obtain the consent of the lender 7 banking working days in advance.

Article 7 Guarantee

The loan under this Contract is a (credit/guaranteed) loan. The guarantee method is (guarantee/mortgage/pledge), and a separate guarantee contract shall be signed.

Article 8 Contractual Agreements on the Borrower’s Financial Indicators

1.	[No content specified]

2.	[No content specified]

3.	[No content specified]

Article 9 Resolution of Disputes

1.	After the effective date of this Contract, all disputes arising from the conclusion and performance of this Contract or related to this Contract may be resolved through negotiation by both parties. If the negotiation fails, either party may file a lawsuit with the people’s court with jurisdiction at the place where the lender is located in accordance with the law.

2.	During the dispute resolution period, if the dispute does not affect the performance of other clauses of this Contract, such other clauses shall continue to be performed.

3.	Through negotiation, all parties may apply for compulsory execution notarization of this Contract. The borrower agrees that this Contract shall have the effect of compulsory execution after being notarized. If the borrower fails to perform the obligations under this Contract, the lender may apply to the people’s court with jurisdiction for execution in accordance with the law.

Article 10 Contract Effectiveness

This Contract shall take effect on the date of signature and seal by both parties.

This Contract is made in two copies, with one copy held by each of the borrower and the lender, both of which have the same legal effect.

Article 11 Other Agreed Matters

[No content specified]

Chapter 2 Standard Clauses

Article 12 Interest Calculation

Interest shall be calculated from the actual withdrawal date of the borrower based on the actual withdrawal amount and the number of days of use.

Interest calculation formula: Interest = Principal × Actual number of days × Daily interest rate.

The daily interest rate is calculated based on 360 days a year. Conversion formula: Daily interest rate = Annual interest rate / 360.

Article 13 Loan Issuance Conditions

1.	The borrower must meet all the following loan issuance conditions; otherwise, the lender has no obligation to issue any funds to the borrower, unless the lender agrees to make an advance disbursement:

(1)	This Contract and its attachments have taken effect;

(2)	The borrower has reserved with the lender the borrower’s documents, documents, seals, list of personnel, signature samples related to the conclusion and performance of this Contract, and filled in the relevant vouchers;

(3)	The borrower has opened the necessary accounts for the performance of this Contract in accordance with the lender’s requirements;

(4)	Submit a written withdrawal notice and relevant documents proving the purpose of the loan to the lender 3 banking working days before the withdrawal, and the provided documents proving the purpose of the loan are consistent with the agreed purpose, and go through the relevant withdrawal procedures;

(5)	The borrower has submitted to the lender the resolution and power of attorney of the board of directors or other authorized departments agreeing to sign and perform this Contract;

(6)	In accordance with the relevant regulatory provisions and the lender’s management requirements, for loans exceeding a certain amount or meeting other conditions, the lender’s entrusted payment method shall be adopted. The lender shall pay the loan to the payment object that complies with the agreed purpose of this Contract in accordance with the borrower’s withdrawal application and payment entrustment;

(7)	Except for credit loans, the borrower has provided corresponding guarantees in accordance with the lender’s requirements and completed all relevant guarantee procedures, and the guarantees are legal and effective;

(8)	No default has occurred under this Contract or other contracts signed between the borrower and the lender;

2.	From the date of signing this Contract, if the borrower does not make any withdrawal for 3 consecutive months, the lender has the right to cancel the loan limit.

Article 14 Special Agreements on Revolving Loans (Maximum Amount Loans)

1.	During the valid use period of the revolving loan limit, the sum of the outstanding loan principal balances of the borrower at any time shall not exceed the revolving loan limit; the repayment date of any withdrawal shall not exceed the valid use period of the revolving loan limit.

2.	Both parties agree that the lender may reasonably set the limit and loan term for each revolving loan according to the scale and cycle characteristics of the borrower’s production and operation.

Article 15 Payment of Loan Funds

1.	Lender’s Entrusted Payment

Lender’s entrusted payment refers to the lender paying the loan funds to the borrower’s counterparty that complies with the agreed purpose of this Contract through the borrower’s account in accordance with the borrower’s withdrawal notice and payment entrustment.

For the payment of loan funds with a single payment amount exceeding the specified limit under this Contract, the lender’s entrusted payment method shall be adopted.

If the lender’s entrusted payment method is adopted, the borrower shall include clear payment entrustment (including the name of the receiving counterparty, the counterparty’s account, and the payment amount) and other necessary payment information in the withdrawal notice, and submit the business contracts and other purpose certification materials required for review to the lender. After the lender’s review and approval, the loan funds will be paid to the borrower’s counterparty through the borrower’s account. If the lender fails to complete the entrusted payment obligation in a timely manner due to untrue, inaccurate, or incomplete payment entrustment information and relevant transaction materials provided by the borrower, the lender shall not bear any liability, and the borrower’s existing repayment obligations under this Contract shall not be affected. The lender shall pay the funds to the counterparty’s account in accordance with the borrower’s withdrawal notice and the payment vouchers required by the lender.

If the lender finds through review that the business contracts and other purpose certification materials provided by the borrower do not comply with the agreement of this Contract or have other defects, it has the right to require the borrower to supplement, replace, explain, or resubmit the relevant materials. Before the borrower submits the business contracts and other certification materials deemed qualified by the lender, the lender has the right to refuse the issuance and payment of the relevant funds.

If a refund is made by the counterparty’s account opening bank, resulting in the lender’s failure to pay the loan funds to the counterparty in a timely manner in accordance with the borrower’s payment entrustment, the lender shall not bear any liability, and the borrower’s existing repayment obligations under this Contract shall not be affected. For the funds returned by the counterparty’s account opening bank, the borrower shall resubmit the payment entrustment and the business contracts and other purpose certification materials required for review. After the lender’s review and approval, the loan funds will be paid to the borrower’s counterparty through the borrower’s account.

All handling fees required for the implementation of loan payment to the borrower’s designated counterparty by way of entrusted payment under this Contract shall be borne by the borrower. The borrower shall pay the above fees to the lender when handling the entrusted payment for each loan.

The borrower shall not violate the above agreements and avoid the lender’s entrusted payment by splitting the amount into smaller parts.

2.	Borrower’s Autonomous Payment

Except for the circumstances where the lender’s entrusted payment method must be adopted as agreed in the preceding paragraph, unless otherwise agreed by both parties, the payment method for other loan funds shall be the borrower’s autonomous payment, that is, after the lender issues the loan funds to the borrower’s account in accordance with the provisions of this Contract, the borrower shall independently pay the funds to the borrower’s counterparty that complies with the agreed purpose of the Contract.

If the borrower needs to change the above repayment plan, it shall submit a written application to the lender 10 banking working days before the maturity of the corresponding loan. The change of the repayment plan must be jointly confirmed in writing by both parties.

3.	Loan Extension

If the loan under this Contract needs to be extended, the borrower shall submit a written extension application to the lender 30 banking working days before the maturity of the loan. The decision to approve the extension shall be made by the lender. For applying for the extension of guaranteed loans, mortgage loans, or pledge loans, the guarantor, mortgagor, or pledgor shall also issue a written certificate of consent. If approved by the lender, both parties shall sign an extension agreement; if the borrower’s extension application is not approved by the lender, the borrower shall still repay the loan in full in accordance with the repayment term agreed in this Contract.

4.	Repayment Order

Except otherwise agreed by both parties, if the borrower defaults on both the loan principal and interest, the lender has the right to determine the order of repaying the principal or interest; in the case of installment repayment, if there are multiple matured loans or overdue loans under this Contract, the lender has the right to determine the repayment order; if there are multiple loan contracts between the borrower and the lender, the lender has the right to determine the order of the contracts to be performed by each repayment of the borrower.

5.	Repayment Obligations

The borrower shall repay the loan principal, interest, and other payable funds in full and on time in accordance with the agreement of this Contract. Before the end of the over-the-counter business hours on the repayment date and each interest settlement date, the borrower shall deposit the current accrued interest, principal, and other payable funds in full in the repayment account opened with the lender. The borrower authorizes the lender to actively deduct the funds on the repayment date or interest settlement date, or require the borrower to cooperate in handling the relevant fund transfer procedures. If the funds in the repayment account are insufficient to pay all the borrower’s matured payable funds, the borrower agrees that the lender shall determine the repayment order.

6.	Early Recovery of Loans

The lender has the right to recover the loan in advance according to the borrower’s fund recovery situation.

7.	Loan Voucher

The loan voucher is an integral part of this Contract. If the loan amount, withdrawal amount, repayment amount, loan issuance date and maturity date, loan term, loan interest rate, and loan purpose not recorded in this Contract or recorded inconsistently with those in the loan voucher, the loan voucher shall prevail.

Article 16 Guarantee

If the borrower or the guarantor experiences an event that the lender deems may affect its performance capacity, or the guarantee contract becomes invalid, revoked, or terminated, or the borrower or the guarantor’s financial situation deteriorates or is involved in major litigation or arbitration cases, or may affect its performance capacity for other reasons, or the guarantor defaults under the guarantee contract or other contracts with the lender, or the collateral depreciates, is damaged, lost, or seized, resulting in the weakening or loss of the guarantee value, the lender has the right to require, and the borrower is obligated to supplement and provide new guarantees, supplement or replace the guarantor, etc., to guarantee the debts under this Contract.

Article 17 Representations and Warranties

1.	The borrower is legally registered and validly existing with the administrative department for industry and commerce or the competent authority, has full civil rights capacity and capacity for conduct necessary for signing and performing this Contract, and has the ability to repay the loan.

2.	The borrower fully agrees to the content and clauses of this Contract. The signing and performance of this Contract are based on the borrower’s true intention, have obtained legal and effective authorization in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreements, contracts, and other legal documents binding on the borrower; the borrower has obtained or will obtain all relevant approvals, permits, filings, or registrations necessary for signing and performing this Contract.

3.	The borrower abides by the principle of good faith. All documents, financial statements, vouchers, and other materials provided by the borrower to the lender under this Contract are true, complete, accurate, and effective, without any false records, material omissions, or misleading statements. The financial statements provided to the lender are prepared in accordance with Chinese accounting standards, truthfully, fairly, and completely reflecting the borrower’s operating conditions and liabilities.

4.	The transaction background for which the borrower applies for business with the lender is true and legal, and is not used for illegal purposes such as money laundering; the purpose of the loan and the source of repayment are clear and legal.

5.	The borrower has a good credit status and no major adverse records, and the borrower has not concealed from the lender any events that may affect its and the guarantor’s financial situation and performance capacity, nor has it concealed any litigation, arbitration, or claim events in which it is involved.

6.	Other debts payable have been repaid on time, and there is no malicious default on bank loan principal and interest.

7.	Withdraw and use the loan in accordance with the term and purpose agreed in this Contract. The borrowed funds shall not be used for the investment in fixed assets and equity, and shall not flow into the securities market, futures market, and other purposes prohibited or restricted by relevant laws and regulations in any form.

8.	Submit its financial statements (including but not limited to annual reports, quarterly reports, and monthly reports) and other relevant materials to the lender regularly or in a timely manner in accordance with the lender’s requirements; the borrower ensures that the financial indicators always comply with the contractual agreements. If the production and operation qualifications/licenses require annual inspection, they shall pass the annual inspection on time.

9.	Withdraw, pay, and use the loan in accordance with the agreement of this Contract.

10.	If the borrower has signed or will sign a counter-guarantee agreement or similar agreement with the guarantor of this Contract regarding its guarantee obligations, such agreement will not prejudice any rights of the lender under this Contract.

11.	Accept the credit inspection and supervision of the lender and provide sufficient assistance and cooperation; from the effective date of this Contract until the full repayment of the loan principal, interest, and relevant fees under this Contract, the borrower agrees and authorizes the lender to monitor the accounts opened by the borrower with the lender, inspect and analyze its production and operation (including but not limited to the construction and operation of the borrower’s projects), and dynamically monitor its income cash flow and overall capital flow; the borrower shall accept and actively cooperate with the lender’s inspection and supervision of the use of the loan funds, including the purpose, through account analysis, voucher inspection, on-site investigation, and other methods, and summarize and report regularly in accordance with the lender’s requirements.

12.	If the borrower undergoes merger, division, capital reduction, equity transfer, external investment, substantial increase in debt financing, transfer of major assets and claims, and other events that may have an adverse impact on the borrower’s solvency, it must obtain the prior written consent of the lender.

If any of the following circumstances occurs, the borrower shall notify the lender in writing within 7 days from the date of knowing or should knowing:

(1)	Changes in the articles of association, business scope, registered capital, or legal representative of the borrower or the guarantor;

(2)	Changes in the operation method such as any form of joint operation, Sino-foreign joint venture, cooperation, contracted operation, restructuring, reorganization, or planned listing;

(3)	Involvement in major litigation or arbitration cases, or the property or collateral is seized, detained, or supervised, or new major liabilities are set on the collateral;

(4)	Suspension of business, dissolution, liquidation, suspension of business for rectification, revocation, revocation of business license, (application for) bankruptcy, etc.;

(5)	The shareholders, directors, and current senior management personnel are involved in major cases or economic disputes, or the legal representative/person-in-charge or current senior management personnel have important matters such as deteriorating health or inconsistent qualifications that make them unable to be competent for their own work;

(6)	The borrower has a default event under other contracts;

(7)	Occurrence of operational difficulties and deterioration of financial situation;

(8)	When the borrower undergoes changes, restructuring, contracting, or is approved by the competent authority to close down, suspend operations, merge, or transfer, the borrower guarantees to notify the lender in writing at least one month before the occurrence of the above events and immediately repay all debts to the lender. With the written consent of the lender, the borrower may transfer the debts to the receiving unit or the newly established unit (in the process of debt transfer, the borrower shall show and submit the documents or relevant documents issued by its competent authority or the employer to the lender), but the unit receiving the debts must re-sign the loan contract with the lender and submit the corresponding written certificate of consent from the guarantor or implement new guarantee measures. Before the contract is signed, the lender has the right to recover the debts from the borrower, the guarantor, or the borrower’s receiver at any time.

13. The repayment order of the borrower’s debts to the lender shall take priority over the loans from the borrower’s shareholders to the borrower, and shall not be inferior to the similar debts owed by the borrower to other creditors. From the effective date of this Contract until the full repayment of the loan principal, interest, and relevant fees under this Contract, the borrower shall not repay the amounts owed to its shareholders.

14. For the loan under this Contract, the guarantee conditions, loan interest rate pricing, repayment order, and other loan conditions provided by the borrower to the lender shall not be lower than those given to any other financial institutions now or in the future.

15. Bear the expenses incurred in the conclusion and performance of this Contract, as well as the expenses paid and to be paid by the lender to realize the creditor’s rights under this Contract, including but not limited to litigation or arbitration fees, property preservation fees, lawyer’s fees, execution fees, appraisal fees, auction fees, announcement fees, etc.

16. Account Management

(1)	The repayment account designated and opened by the borrower with the lender (the account agreed in Article 5) is a special fund recovery account, used to collect the corresponding sales income or planned repayment funds. If the corresponding sales income is settled in a non-cash manner, the borrower shall ensure that the funds are promptly transferred into the fund recovery account after receipt.

(2)	The lender has the right to supervise the fund recovery account, including but not limited to understanding and supervising the fund inflow and outflow of the account, and the borrower shall cooperate. If required by the lender, the borrower shall sign a special account supervision agreement with the lender.

17.	The borrower shall not dispose of its own assets in a way that reduces its solvency, and undertakes that the total amount of its external guarantees shall not exceed [ ] times its own net assets, and the total amount of external guarantees and the amount of individual guarantees shall not exceed the limit stipulated in its articles of association; without the consent of the lender, it shall not provide guarantees to third parties with the assets formed by the loan under this Contract or provide guarantees for the loans of the borrower in other financial institutions.

Article 18 Internal Affiliation of the Borrower

☐	1. The borrower is not a group customer determined by the lender in accordance with the “Guidelines for the Risk Management of Group Customer Credit Business of Commercial Banks” (referred to as the “Guidelines”).

√	2. The borrower is a group customer determined by the lender in accordance with the “Guidelines”. The borrower shall promptly report the relevant affiliated transaction information to the lender.

☐	3. The borrower and its affiliates have major merger, acquisition, restructuring, and other matters that obviously or may affect the safety of the lender’s loan.

Article 19 Default Acts and Handling

1. Default Acts

The borrower shall be deemed to have committed a default in the performance of this Contract and shall bear liability for breach of contract if it commits any of the following acts:

(1)	The borrower fails to perform the payment and repayment obligations to the lender in accordance with the agreement of this Contract;

(2)	The borrower fails to use the loan funds in accordance with the agreed purpose and method of this Contract or fails to use the obtained funds for the purpose agreed in this Contract; or the borrower fails to go through the withdrawal procedures on time in accordance with the withdrawal plan, or the change of the withdrawal plan is not approved by the lender; or the borrower violates the agreement of this Contract and avoids the lender’s entrusted payment by splitting the amount into smaller parts;

(3)	The representations made by the borrower in this Contract are untrue, or the borrower violates the commitments made by it in this Contract;

(4)	The circumstances specified in Article 17.12 of this Contract occur, and the lender deems that it may affect the financial situation and performance capacity of the borrower or the guarantor, but the borrower fails to provide new guarantees or replace the guarantor in accordance with the agreement of this Contract;

(5)	The borrower commits a default under other contracts with the lender; the borrower commits a default under the credit contracts with other financial institutions;

(6)	The guarantor violates the agreement of the guarantee contract or commits a default under other contracts with the lender;

(7)	The borrower terminates its business or occurs an event of dissolution, revocation, or bankruptcy;

(8)	The borrower is involved in or may be involved in major economic disputes, litigation, or arbitration, or its assets are seized, detained, or enforced, or it is filed for investigation or punished by judicial organs or administrative organs such as tax and industry and commerce in accordance with the law, which has affected or may affect the performance of its obligations under this Contract;

(9)	The key investor individuals or key management personnel of the borrower have abnormal changes, are missing, or are investigated or restricted in personal freedom by judicial organs in accordance with the law, which has affected or may affect the performance of its obligations under this Contract;

(10)	The borrower’s credit status deteriorates, or its financial indicators such as profitability, solvency, operational capacity, and cash flow deteriorate, breaking through the indicator constraints or other financial agreements agreed in this Contract;

(11)	The borrower uses false contracts with affiliated parties to obtain the lender’s funds or credit through transactions without actual transaction background, the affiliates have major merger, acquisition, restructuring, and other matters that obviously or may affect the safety of the lender’s loan, or intentionally evades the lender’s creditor’s rights through affiliated transactions;

(12)	The borrower causes liability accidents due to violations of relevant laws, regulations, regulatory provisions, or industry standards such as food safety, production safety, and environmental protection, which has affected or may affect the performance of its obligations under this Contract;

(13)	If the loan under this Contract is issued on a credit basis, the borrower’s credit rating, profit level, asset-liability ratio, net cash flow from operating activities, and other indicators do not meet the lender’s credit loan conditions; or the borrower, without the written consent of the lender, sets mortgage/pledge guarantees on its effective operating assets for others or provides guarantee guarantees to others, which has affected or may affect the performance of its obligations under this Contract;

(14)	Other circumstances that may adversely affect the realization of the lender’s creditor’s rights under this Contract.

2. Handling of Defaults

When any of the above-mentioned default acts occurs, the borrower agrees that the lender may take one, multiple, or all of the following measures according to the specific circumstances:

(1)	Require the borrower and the guarantor to correct their default acts within a time limit;

(2)	Reduce, suspend, or terminate all or part of the credit limit to the borrower;

(3)	Suspend or terminate all or part of the acceptance of the borrower’s withdrawal and other business applications under this Contract and other contracts between the borrower and the lender; suspend or terminate the issuance, payment, and handling of all or part of the loans that the borrower has not yet withdrawn;

(4)	Declare that all or part of the unpaid loan principal, interest, and other payable funds under this Contract and other contracts between the borrower and the lender are immediately due, and require the borrower to immediately repay all the matured loan principal and settle the interest;

(5)	Negotiate with the borrower to supplement the loan issuance and payment conditions within a time limit, or the lender has the right to change the loan issuance and payment conditions according to the borrower’s credit status, such as reducing the starting amount of entrusted payment, or the lender has the right to require the recovery of the loan funds paid in violation of the agreement;

(6)	Terminate or rescind this Contract, and terminate or rescind all or part of other contracts between the borrower and the lender;

(7)	Require the borrower to compensate for the losses caused to the lender due to its default;

(8)	With prior or subsequent notice only, have the right to directly deduct funds from any account of the borrower in the rural commercial bank system within Jiangxi Province to repay the loan principal and interest, and the undue funds in the account shall be deemed due in advance;

(9)	Exercise the security interest; require the guarantor to assume the guarantee liability;

(10)	If the borrower fails to repay the loan principal, interest (including penalty interest and compound interest), or other payable funds on time, the lender may disclose the default information of the borrower and the guarantor and conduct public announcement collection through public media such as television, newspapers, and the Internet or other forms;

(11)	Have the right to deduct the deposits and equity dividends of the borrower in any account of the rural commercial bank within Jiangxi Province, and have the right to dispose of the borrower’s equity, etc.;

(12) Other measures required and possible by the lender in accordance with the provisions of laws and regulations.

Article 20 Reservation of Rights

If one party fails to exercise part or all of its rights under this Contract, or fails to require the other party to perform or assume part or all of its obligations and liabilities, it shall not constitute a waiver of such rights or an exemption from such obligations and liabilities by that party.

Any tolerance, extension, or delay in exercising the rights under this Contract by one party to the other party shall not affect any rights enjoyed by it in accordance with this Contract and laws and regulations, nor shall it be deemed a waiver of such rights.

Article 21 Confidentiality

Both parties guarantee to keep confidential the trade secrets (technical information, operational information, and other trade secrets) obtained from the other party that cannot be obtained from public channels. Without the consent of the original provider of the trade secret, one party shall not disclose all or part of the trade secret to any third party, except as otherwise stipulated by laws and regulations or agreed by both parties.

If one party violates the above confidentiality obligations, it shall bear corresponding liability for breach of contract and compensate for the losses caused thereby.

Article 22 Force Majeure

Force majeure as referred to in this Contract means an objective event that cannot be foreseen, avoided, or overcome and has a significant impact on one party, including but not limited to natural disasters such as floods, earthquakes, fires, and storms, as well as social events such as wars and riots.

If the performance of the Contract becomes impossible due to the occurrence of a force majeure event, the party encountering the force majeure shall immediately notify the other party in writing of the event, and provide details of the event and written materials indicating that the Contract cannot be performed or needs to be extended within 7 days. After mutual recognition, both parties shall negotiate to terminate the Contract or temporarily delay the performance of the Contract.

Article 23 Modification, Amendment, and Termination

This Contract may be modified or amended in writing upon mutual agreement of both parties. Any modification or amendment agreed by both parties shall constitute an integral part of this Contract.

Except as otherwise stipulated by laws and regulations or agreed by the parties, this Contract shall not be terminated before the full performance of the rights and obligations agreed herein.

Except as otherwise stipulated by laws and regulations or agreed by the parties, if any clause of this Contract is invalid, it shall not affect the legal effect of other clauses.

Article 24 Service Agreement

1.	The contact information (including communication address, contact phone number, fax number, etc.) filled in by the borrower in this Contract is true and effective and serves as the service address for any notices from the lender to the borrower. If any contact information is changed, the borrower shall immediately send the change information to the communication address filled in by the lender in this Contract by mail/delivery in writing. Such information change shall take effect after the lender receives the change notice.

2.	Except as otherwise explicitly agreed in this Contract, the lender may send any notice to the borrower through any of the following methods. The lender has the right to choose the notice method it deems appropriate, and shall not be liable for any transmission errors, omissions, or delays in the postal service, fax, telephone, WeChat, or any other communication system. If the lender chooses multiple notice methods at the same time, the one that reaches the borrower first shall prevail.

(1)	Public announcement service: The date of publication of the announcement by the lender on its website, online banking, telephone banking, or business outlets shall be deemed the service date;

(2)	Personal delivery: The date of signature by the borrower shall be deemed the service date; if the borrower refuses to sign, the date on which the deliverer records the situation on the service receipt on the spot shall be deemed the service date;

(3)	Postal delivery (including express mail, ordinary mail, registered mail) to the latest known communication address of the borrower by the lender: The date of signature by the borrower shall be the service date; if the borrower fails to sign, the date of return of the postal item shall be deemed the service date;

(4)	Delivery by fax, mobile phone short message, WeChat, or other electronic communication methods to the latest known fax number, designated mobile phone number, WeChat ID, or e-mail address of the borrower by the lender: The date of sending shall be deemed the service date.

3.	The borrower agrees that unless the lender receives a written notice from the borrower about the change of the communication address, the borrower’s domicile stated in this Contract is the communication and contact address. In the future, the statement of account, collection documents, and relevant legal documents and litigation document service addresses related to the loan under this Contract shall be based on this. The borrower undertakes to promptly notify the lender when the communication and contact information changes; otherwise, the documents served by the lender in accordance with the communication and contact information stated in this Contract shall be deemed effective service, and the relevant economic and legal liabilities arising therefrom shall be borne by the borrower and the mortgagor. During the dispute resolution process of this Contract, if the court or notary organ serves judicial documents or other written documents to the borrower at the communication address confirmed by the borrower in this Contract by postal delivery (including express mail, ordinary mail, registered mail), the date of signature by the borrower on the service receipt shall be the service date; if the borrower fails to sign on the service receipt, the date of return of the postal item shall be the service date.

The court or notary organ may send any notice to the borrower through any of the communication methods agreed in Paragraph 2 of this Article. The court or notary organ has the right to choose the communication method it deems appropriate, and shall not be liable for any transmission errors, omissions, or delays in the postal service, fax, telephone, telex, or any other communication system. If the court or notary organ chooses multiple communication methods at the same time, the one that reaches the borrower first shall prevail.

Article 25 Attachments

The relevant attachments jointly confirmed by both parties constitute an integral part of this Contract and have the same legal effect as this Contract.

Article 26 Other Agreements

1.	Without the written consent of the lender, the borrower shall not transfer any rights or obligations under this Contract to a third party.

2.	The lender has the right to transfer the creditor’s rights under this Contract to a third party, but shall notify the borrower.

3.	Without prejudice to other agreements of this Contract, this Contract shall be legally binding on both parties and their respective legally arising heirs and assignees.

4.	The transaction under this Contract is conducted based on the independent interests of each party. If, in accordance with the relevant laws, regulations, and regulatory requirements, the other parties to the transaction constitute affiliates or related persons of the lender, none of the parties shall seek to use such affiliate relationship to affect the fairness of the transaction.

5.	The headings and business names in this Contract are only used for convenience of reference and shall not be used to interpret the content of the clauses and the rights and obligations of the parties.

6.	The lender has the right to provide the information related to this Contract and other relevant information of the borrower to the Credit Reference Center of the People’s Bank of China and other legally established credit information databases in accordance with the relevant laws, regulations, and regulatory requirements, for inquiry and use by qualified institutions or individuals in accordance with the law. The lender also has the right to inquire about the relevant information of the borrower through the Credit Reference Center of the People’s Bank of China and other legally established credit information databases for the purpose of concluding and performing this Contract.

Both parties confirm that the borrower and the lender have fully negotiated all the clauses of this Contract. The lender has specially reminded the borrower to pay attention to all clauses concerning the rights and obligations of both parties, made a comprehensive and accurate understanding of them, and explained and illustrated the relevant clauses at the request of the borrower. The borrower has carefully read and fully understood all the content and clauses of the Contract, confirmed that there is no misunderstanding or doubt about all the content and clauses, and the borrower and the lender have a complete consistent understanding of the content and clauses of this Contract and have no objections.

(No text below; the following is the signing page of both parties)

Responsible for the authenticity of the data (signature):

Borrower (Seal):

Legal Representative or Authorized Agent (Signature/Seal):

Date: May 16, 2025

Lender (Seal):

Legal Representative or Authorized Agent (Signature/Seal):

Date: May 16, 2025

Signing Location: